UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 1, 2008

GLOBAL LOGISTICS ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-32735 (Commission File Number)	43-2089172 (IRS Employer Identification No.)

330 Madison Avenue, 6th Floor, New York, New York (Address of Principal Executive Offices)	10017 (Zip Code)

Registrant’s telephone number, including area code: (646) 495-5155

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 1, 2008, the registrant, Global Logistics Acquisition Corporation (“GLAC”), entered into an agreement with an entity affiliated with certain of the stockholders of The Clark Group, Inc. (“Clark”) pursuant to which such entity has agreed to use commercially reasonable efforts to purchase 2,380,000 shares of GLAC’s common stock that were issued in its public offering from holders of such shares who have indicated their intention to vote against the proposal to approve GLAC’s proposed acquisition of Clark that will be considered at GLAC’s special meeting of stockholders scheduled to be held on February 7, 2008. The agreement also provides that the purchaser will use reasonable efforts to obtain proxies from the sellers so that the shares may be voted in favor of the proposal or to cause the sellers to so vote such shares. GLAC will grant the purchaser certain demand and piggy-back registration rights with respect to the shares following the closing of the proposed acquisition.

The agreement with the purchaser also provides that certain of the GLAC founders will transfer 380,000 of their shares to the purchaser if the acquisition proposal is approved and the acquisition is consummated. Such transfer would be made at the time of the consummation of the acquisition, subject to six-month escrow and lock-up arrangements that were effected in connection with GLAC’s initial public offering. The purchaser would also be granted demand and piggy-back registration rights with respect to such shares effective upon the expiration of such six-month period that are consistent with the registration rights the GLAC founders have with respect to their founder's shares. Additionally, in consideration for the purchaser agreeing to make the stock purchases, Stephens Inc. (“Stephens”), which has acted as financial advisor to Clark and its stockholders, has agreed to reduce its advisory fee payable by Clark’s stockholders by approximately $1 million if the acquisition is successfully consummated.

On February 1, 2008, GLAC also entered into an agreement with certain of its founders pursuant to which such founders agreed to purchase an additional 320,000 shares from holders who have indicated their intention to vote against the acquisition proposal. Purchases of shares made by the founders in open market transactions will be made in accordance with the requirements of Rule 10b-18 under the Securities Exchange Act of 1934. Shares purchased by the founders will also be voted in favor of the acquisition proposal.

BB&T Capital Markets, a division of Scott & Stringfellow, Inc., which acted as representative of the underwriters in GLAC’s IPO, has engaged Stephens to assist it in facilitating the acquisition transaction. Upon successful consummation of the acquisition, the underwriters will be paid $2,640,000 of deferred underwriting compensation from GLAC.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit	Description
10.1	Agreement dated February 1, 2008, among Clark-GLAC Investment, LLC, James J. Martell, Gregory E. Burns, Maurice Levy, Mitchel Friedman and Global Logistics Acquisition Corporation.
10.2	Agreement dated February 1, 2008, among James J. Martell, Gregory E. Burns, Donald McInnes, Charles Royce, Edward Cook and Global Logistics Acquisition Corporation.
99.1	Press Release issued February 1, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 1, 2008

GLOBAL LOGISTICS ACQUISITION CORPORATION
By:	/s/ Kenneth L. Saunders
Name:	Kenneth L. Saunders
Title:	Chief Financial Officer, Treasurer and Secretary